EFFECTIVE AUGUST 23RD, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2005

DAYBREAK MINES, INC.

(Exact name of registrant as specified in its charter)

Washington	000 - 50107	91-0626366

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 W. Main Ave Suite 1017 Spokane, Washington	99201

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (509)  462-0315

P.O. Box 370 Osburn, ID 83849

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01   OTHER EVENTS

Daybreak Mines, Inc. a Washington corporation, is pleased to announce it has entered into an agreement with MPG Petroleum Inc., a private company in San Antonio, Texas, to drill an eight thousand two hundred foot Frio test well. The well is located onshore on the Gulf Coast of Texas and will twin an old well that the management believes has indications of commercial oil production based upon well log information. The prospect is called Ginny South and has the same log characteristics as the nearby Ginny East field which produced approximately 1.5 million barrels of oil and 1.5 Bcf over its productive life. The Ginny South prospect is a separate structure of approximately the same size as the Ginny East field.

It is anticipated four additional wells may be drilled on the Ginny South prospect.
Daybreak Mines has committed to a 25% working interest in the project subject to a 75% net revenue interest. The well drilling is expected to commence by the end of July, 2005.

The Ginny South prospect is the first of several oil and gas projects Daybreak is assembling. The company believes it will ultimately have several drilling prospects of various risk levels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYBREAK MINES, INC.
(Registrant)
Date April 20, 2005
/s/ ROBERT N. MARTIN

President